Exhibit99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2016

MIAMI, FLORIDA, May 16, 2016 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2016.

Financial Highlights

	Three Months Ended
(in thousands)	March 31,		%
	2016	2015	Change
Net revenue:
Radio	$28,525	29,227	(2%)
Television	3,088	2,915	6%
Consolidated	$31,613	$32,142	(2%)
OIBDA, a non-GAAP measure*:
Radio	$9,017	10,180	(11%)
Television	(1,021)	(964)	6%
Corporate	(2,993)	(2,148)	39%
Consolidated	$5,003	$7,068	(29%)

*	Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and a reconciliation from OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“During the first quarter, we continued to execute against our strategic plan including expanding our multi-platform audience and reach while also further strengthening our mobile capabilities,” commented Raúl Alarcón, Chairman and CEO. “Our radio stations are well positioned across the nation’s top-ten media markets and we continue to benefit from our industry leading content offerings. Looking ahead, we remain focused on leveraging our strong audience shares and expanded digital capabilities to connect advertisers with the rapidly expanding Latino population across all media platforms.”

Quarter End Results

For the quarter-ended March 31, 2016, consolidated net revenues totaled $31.6 million compared to $32.1 million for the same prior year period, resulting in a decrease of 2%.  Our radio segment net revenues decreased $0.7 million or 2%, due to decreases in network sales and lower concert activity offset by increases in national, local, digital and barter sales. Our national sales increased in our Los Angeles, New York, and Puerto Rico markets.  Our local sales increased in our Miami, New York and Los Angeles markets.  Our television segment net revenues increased $0.2 million or 6%, due to the increases in local and national sales offset by decreased concert activity.

Consolidated OIBDA, a non-GAAP measure, totaled $5.0 million compared to $7.1 million for the same prior year period, representing a decrease of 29%. Our radio segment OIBDA decreased $1.2 million or 11%, primarily due to the decrease in net revenues of $0.7 million and increases in operating expenses of $0.5 million.  Radio station operating expenses decreased due to reduce concert activity, which was offset by increases in professional fees, employee compensation and benefits, and audience research fees.   Our television segment OIBDA decreased $0.1 million or 6%, due to the increase in net revenues being partially offset

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by an increase in operating expenses of $0.2 million. Television station operating expenses increased primarily due to increased professional fees and barter expenses, which were offset by decreases in special events expenses.   Our corporate expenses increased $0.8 million or 39%, primarily due to increases in stock-based compensation, compensation and benefits, and professional fees.

Operating income totaled $3.8 million compared to $5.8 million for the same prior year period, representing a decrease of $2.0 million or 35%.  This decrease in operating income was primarily due to the decrease in net revenue and increases in operating and corporate expenses.

First Quarter 2016 Conference Call

We will host a conference call to discuss our first quarter 2016 financial results on Wednesday, May 18, 2016 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, June 1, 2016, which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10086238.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.

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About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 100 affiliated stations reaching 90% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations.  Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.  Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months ended March 31, 2016 and 2015.

	Three Months Ended
	March 31,
Amounts in thousands, except per share amounts	2016	2015
	(Unaudited)
Net revenue	$31,613	32,142
Station operating expenses	23,617	22,926
Corporate expenses	2,993	2,148
Depreciation and amortization	1,250	1,287
(Gain) loss on the disposal of assets, net	(3)	(6)
Operating income	3,756	5,787
Interest expense, net	(10,036)	(9,933)
Dividends on Series B preferred stock classified as interest expense	(2,433)	(2,433)
Loss before income taxes	(8,713)	(6,579)
Income tax expense	2,603	2,036
Net loss	$(11,316)	(8,615)
Net loss per common share:
Basic & Diluted	$(1.56)	(1.19)
Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

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Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	For the Three Months Ended March 31, 2016
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$5,003	9,017	(1,021)	(2,993)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,250	488	663	99
(Gain) loss on the disposal of assets, net	(3)	(3)	—	—
Operating Income (Loss)	$3,756	8,532	(1,684)	(3,092)

	For the Three Months Ended March 31, 2015
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$7,068	10,180	(964)	(2,148)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,287	507	684	96
(Gain) loss on the disposal of assets, net	(6)	(6)	-	-
Operating Income (Loss)	$5,787	9,679	(1,648)	(2,244)

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Three Months Ended
	March 31,
	2016	2015
	(In thousands)
Net revenue:
Radio	$28,525	29,227
Television	3,088	2,915
Consolidated	$31,613	32,142
Engineering and programming expenses:
Radio	$6,032	5,399
Television	2,130	2,265
	$8,162	7,664
Selling, general and administrative expenses:
Radio	$13,476	13,648
Television	1,979	1,614
Consolidated	$15,455	15,262
Corporate expenses:	$2,993	2,148
Depreciation and amortization:
Radio	$488	507
Television	663	684
Corporate	99	96
Consolidated	$1,250	1,287
(Gain) loss on the disposal of assets, net:
Radio	$(3)	(6)
Television	—	—
Corporate	—	—
Consolidated	$(3)	(6)
Operating income (loss):
Radio	$8,532	$9,679
Television	$(1,684)	$(1,648)
Corporate	(3,092)	(2,244)
Consolidated	$3,756	5,787

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2016
Cash and cash equivalents	$27,405
Total assets	$451,522
12.5% Senior Secured Notes due 2017, net	$269,174
Other debt	4,845
Total debt	$274,019
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	57,998
Total	$148,547
Total stockholders' deficit	$(109,436)
Total capitalization	$313,130

	For the Three Months Ended March 31,
	2016	2015
Capital expenditures	$577	285
Cash paid for income taxes	$-	34